Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated February 13, 2019, relating to the consolidated financial statements and financial statement schedule of Apollo Commercial Real Estate Finance, Inc., and the effectiveness of Apollo Commercial Real Estate Finance, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Apollo Commercial Real Estate Finance, Inc. for the year ended December 31, 2018.

1.	Registration Statement No. 333-221483 on Form S-3 pertaining to Apollo Commercial Real Estate Finance Inc.'s Direct Stock Purchase and Dividend Reinvestment Plan

2.	Registration Statement No. 333-224695 on Form S-3 pertaining to the offering from time to time of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants & Rights

3.
Registration Statement No. 333-214478 on Form S-3 pertaining to the offering and resale from time to time of 10,493,529 shares of Common Stock and 6,770,393 shares of 8.00% Fixed-to-Floating Series B Cumulative Redeemable Perpetual Preferred Stock.

4.	Registration Statement No. 333-177556 on Form S-3 pertaining to the offering and resale from time to time of 3,495,000 shares of Common Stock

5.	Registration Statement No. 333-203972 on Form S-8 pertaining to the Apollo Commercial Real Estate Finance, Inc., 2009 Equity Incentive Plan

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 13, 2019